                           LOAN MODIFICATION AGREEMENT


BETWEEN: Metro One Telecommunications, Inc., an Oregon corporation ("Borrower"), whose address is 8405 S.W. Nimbus Avenue, Beaverton, OR 97008

AND: Silicon Valley Bank ("Silicon"), whose address is 3003 Tasman Drive, Santa Clara, California 95054;

DATE:    March  14 , 1997.


     This Loan Modification Agreement is entered into on the above date by Borrower and Silicon.

     1. Background. Borrower entered into a Loan and Security Agreement with Silicon in March, 1996 (as amended from time to time, the "Loan Agreement"). Capitalized terms used in this Loan Modification Agreement shall, unless otherwise defined in this Agreement, have the meaning given to such terms in the Loan Agreement.

     Silicon and Borrower are entering into this Agreement to state the terms and conditions of certain modifications to the Loan Agreement and the Schedule, as amended prior to the date of this Agreement.

     2. Modifications to Loan Agreement and Schedule.

        2.1 The Schedule to the Loan Agreement is hereby deleted and replaced by the Amended and Restated Schedule to Loan and Security Agreement attached to this Agreement.

         2.2 Section 4.5 of the Loan Agreement is deleted and replaced with the following:

              "4.5 Access to Collateral, Books and Records. At all reasonable times, and upon five business days' written notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy the Borrower's accounting books, records, ledgers, journals, or registers and the Borrower's books and records relating to the Collateral, provided that on and after an Event of Default the five business day period referred to above shall be reduced to no notice. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit in accordance with Silicon's standard business practices regarding such information, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies and attorneys, and pursuant to any subpoena or other legal process. In the event that Silicon is requested or required by oral questions, interrogatories, requests for information or documents, subpoenas or other lawful, civil investigative demand or similar process, to disclose any such confidential information, Silicon agrees to notify Borrower of any such event or circumstances in a timely manner. The foregoing audits shall be at Silicon's expense, except that the

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          Borrower shall reimburse Silicon for its reasonable out of pocket costs for such accounts receivable audits in an amount not to exceed $1,250 per year. Silicon may debit the Borrower's deposit accounts with Silicon for the cost of such audits, in which event Silicon shall send notification thereof to the Borrower."

         2.3 The Secured Equipment Term Loan referred to in the Schedule dated March 15, 1996 is terminated. Borrower shall not have any right to draw on such Loan.

         2.4 Borrower acknowledges and agrees that all Obligations, including without limitation Borrower's obligation to repay amounts advanced by Silicon to Borrower on the terms of the Loan Agreement and Schedule as modified by this Loan Modification Agreement, are secured by all liens and security interests granted by Borrower to Silicon in the Loan Agreement.

        2.5 The amount stated in the third sentence of Section 4.3 of the Loan Agreement (with respect to insurance proceeds) is hereby increased to $1,000,000.

     3. Conditions Precedent. This Loan Modification Agreement shall not take effect until Borrower delivers to Silicon a Certified Resolution of Borrower and such other documents as Silicon shall reasonably require to give effect to the terms of this Loan Modification Agreement.

     4. No Other Modifications. Except as expressly modified by this Loan Modification Agreement, the terms of the Loan Agreement, as amended prior to the date of this Loan Modification Agreement, shall remain unchanged and in full force and effect. Silicon's agreement to modify the Loan Agreement pursuant to this Loan Modification Agreement shall not obligate Silicon to make any future modifications to the Loan Agreement or any other loan document. Nothing in this Loan Modification Agreement shall constitute a satisfaction of any indebtedness of any Borrower to Silicon. It is the intention of Silicon and Borrower to retain as liable parties all makers and endorsers of the Loan Agreement or any other loan document. No maker, endorser, or guarantor shall be released by virtue of this Loan Modification Agreement. The terms of this paragraph shall apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

     5. Representations and Warranties.

        5.1 The Borrower represents and warrants to Silicon that the execution, delivery and performance of this Agreement are within the Borrower's corporate powers, and have been duly authorized and are not in contravention of law or the terms of the Borrower's articles of incorporation, bylaws or of any undertaking to which the Borrower is a party or by which it is bound.

        5.2 The Borrower understands and agrees that in entering into this Agreement, Silicon is relying upon the Borrower's representations, warranties and agreements as set forth in

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the Loan Agreement and other loan documents. Borrower hereby reaffirms all representations and warranties in the Loan Agreement, all of which are true as of the date of this Agreement.

                                    Borrower:

                                      METRO ONE TELECOMMUNICATIONS, INC.



                                      By:    /s/Timothy A. Timmins
                                            -------------------------------
                                      Title: President & CEO

                                             /s/Stebbins B. Chandor, Jr.
                                            -------------------------------
                                             SVP & CFO

                                    Silicon:

                                       SILICON VALLEY BANK




                                       By:    /s/ Eric Siow
                                             ------------------------------
                                       Title: VP


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          AMENDED AND RESTATED SCHEDULE TO LOAN AND SECURITY AGREEMENT


Borrower:  Metro One Telecommunications, Inc.

Address:   8405 S.W. Nimbus Avenue Beaverton, OR 97008

Date:      March 14, 1997



Secured Accounts Receivable Line of Credit

Credit Limit:
(Section 1.1)  An amount not to exceed the lesser of: (i) $3,000,000 at any one time outstanding; or (ii) the amount of the "Borrowing Base", as defined below. For purposes of this Schedule, the "Borrowing Base" shall mean the sum of 80% of the Net Amount of Borrower's eligible accounts receivable. With respect to Borrower's accounts, "Net Amount" means the gross amount of the account, minus all applicable sales, use, excise and other similar taxes and minus all discounts, credits and allowances of any nature granted or claimed. During such time as Borrower maintains a Quick Ratio (defined below) of at least 3.00:1.00, the Secured Accounts Receivable Line of Credit will not be subject to the Borrowing Base limitation stated above, but the aggregate outstanding amount of such Line of Credit shall not exceed $3,000,000 at any time.

               Without limiting the fact that the determination of which accounts are eligible for borrowing is a matter of Silicon's discretion, the following shall not be deemed eligible for borrowing: accounts outstanding for more than 90 days from the invoice date, accounts subject to any contingencies, accounts owing from an account debtor outside the United States (except for approved in writing by Silicon), accounts owing from governmental agencies, accounts owing from one account debtor to the extent they exceed 40% of the total eligible accounts outstanding, accounts owing from an affiliate of the Borrower, and accounts owing from an account debtor to whom the Borrower is or may be liable for goods purchased from such account debtor or otherwise (provided, however, that such contra accounts involving account debtors in the telecommunications industry may be allowed if approved in writing from time to time by Silicon, and provided further that U.S. West and its subsidiaries are hereby approved as exceptions to the foregoing exclusion for contra accounts). In addition, if more than 50% of the accounts owing from an account debtor are outstanding more than 90 days from the invoice date or are otherwise not eligible accounts, then all accounts owing from that account debtor shall be deemed ineligible for borrowing.

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Interest Rate:
(Section 1.2)  The interest rate applicable to the Secured Accounts
               Receivable Line of Credit shall be a rate equal to the "Prime Rate" in effect from time to time, plus 0.25% per annum. Interest calculations shall be made on the basis of a 360-day year and the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate"; it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate (and such changes will be noted on each invoice or otherwise communicated to the Borrower).

Commitment Fee:
(Section1.3)   .25% per annum of the maximum commitment amount of $3,000,000, or $7,500, which is fully earned and payable at closing. (Any
               Commitment Fee previously paid by the Borrower in connection with this loan shall be credited against this Fee.)

Unused Line
Fee: .25% per annum of the excess of the maximum commitment amount of $3,000,000 over the average daily balance of such Line of Credit. This fee is payable quarterly in arrears.

Maturity Date:
(Section1.3)   March 14, 1999, at which time all unpaid principal and accrued but unpaid interest shall be due and payable.

SECURED EQUIPMENT TERM LOAN

Credit Limit:  An amount not to exceed (i) $1,000,000 at any one time outstanding; or (ii) the amount of the "Equipment Borrowing Base", as defined below. For purposes of this Schedule, the "Equipment Borrowing Base" shall mean 50% of the net book value of equipment purchased by Borrower prior to December 31, 1996, plus 90% of new equipment purchased by Borrower after December 31, 1996. Silicon shall have no obligation to advance against taxes, freight charges, installation charges or other similar amounts relating to Borrower's equipment, whether or not such amounts are identified on the invoices submitted to Silicon. Equipment to be included in the Equipment Borrowing Base must be new equipment, at the time of purchase by Borrower, owned by Borrower, in good working order, must not be subject to any liens in favor of any person or entity other than Silicon, and must be subject to a first priority, perfected security interest in favor of Silicon. Silicon shall make advances under this Secured Equipment Term Loan from time to time, based on invoices and other documentation as shall be requested by Silicon to support such advances. The Borrower's indebtedness to Silicon with respect to this Secured Equipment Term Loan shall be evidenced by this Schedule and the Loan Agreement, not by a separate promissory note unless required by Silicon.

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               Borrower shall submit to Silicon such invoices, advance
               requests and other information, in form acceptable to Silicon, as Silicon shall reasonably require from time to time.

               Silicon shall not have any obligation to make advances on this Secured Equipment Term Loan after August _____, 1998. Once the maximum amount of the principal has been advanced under this Secured Equipment Term Loan, Borrower is no longer entitled to further advances on this Loan. Borrower shall not be entitled to reborrow any amount repaid on this Secured Equipment Term Loan. Advances may be requested in writing by Borrower or an authorized person. Silicon may, but need not, require that all oral requests be confirmed in writing. The unpaid principal balance owing on this Secured Equipment Term Loan at any time may be evidenced by Silicon's internal records, including daily computer print-outs (which Silicon shall provide to Borrower periodically).

Purpose: Borrowers shall use the proceeds of this Secured Equipment Term Loan to finance the purchase of new equipment.

Interest Rate: The interest rate applicable to the Secured Equipment Term
               Loan shall be a rate equal to the "Prime Rate" (as defined above) in effect from time to time, plus 0.50% per annum. Interest calculations shall be made on the basis of a 360-day year and the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

Amortization:  Borrower shall pay Silicon monthly payments of interest on the last day of each month commencing March 1997. Commencing on the last day of September, 1998, Borrower shall pay Silicon 42 equal monthly payments of principal, in the amount necessary to repay fully the outstanding principal of this Secured Equipment Term Loan in 42 payments, plus interest calculated as provided in this Schedule.

Maturity Date: February ____, 2002, at which time all unpaid principal and accrued but unpaid interest, fees and other charges shall be due and payable.

Commitment
Fee: $2,500, payable at closing. This fee is fully earned at closing and is non-refundable. (Any Commitment Fee previously paid by the Borrower in connection with this loan shall be credited against this Fee.)

Prior Names of
Borrower:      See attached Exhibit B
(Section 3.2)

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Trade Names of
Borrower:      See attached Exhibit B
(Section 3.2)

Trademarks of
Borrower:      See attached Exhibit B

Other Locations
and Addresses: See attached Exhibit B
(Section 3.3)

Material Adverse
Litigation:    See attached Exhibit B
(Section 3.10)

Financial
Covenants:
(Section 4.1)  The Borrower shall at all times comply with all of the following covenants, all of which shall be determined and measured quarterly in accordance with generally accepted accounting principles, on a consolidated basis, except as otherwise stated below:

Tangible Net
Worth: Borrower shall maintain a Tangible Net Worth of not less than $19,000,000.

Debt to Tangible
Net Worth
Ratio: Borrower shall at all times maintain a ratio of total liabilities to Tangible Net Worth of not more than 0.75:1.00. For purposes of this calculation, total liabilities shall exclude deferred revenues and debt, if any, that has been subordinated to the Loans in a written subordination agreement on terms satisfactory to Silicon.

Profitability: Borrower shall not incur any Loss (as defined below) in excess of $750,000 per quarter. For purposes of this paragraph, "loss" means net income after taxes, as reported on Borrower's financial statements.

Quick Ratio:   Borrower shall maintain a ratio of Quick Assets (defined
               below) to current liabilities less deferred revenue of not less than 1.50:1.00.

Term Liquidity
Coverage:      Borrower shall at all times maintain a minimum term liquidity coverage of at least 2.0:1.0. "Term liquidity coverage" is defined as (a) cash + cash equivalents (readily marketable securities issued by the United States, readily marketable commercial paper rated "A-I" by Standard & Poors Corporation or a similar rating by a similar rating organization, certificates of deposit and banker's acceptances) + availability under the Secured Accounts Receivable Line of Credit divided by (b) the outstanding Secured Equipment Term
               Loan balance.

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Definitions:   "Tangible Net Worth" means stockholders' equity plus debt, if any, that has been subordinated to the Loans in a written subordination agreement on terms satisfactory to Silicon, and accrued interest thereon, less goodwill, patents, capitalized software costs, deferred organizational costs, tradenames, trademarks, and all other assets which would be classified as intangible assets under generally accepted accounting principles.

               "Quick Assets" means cash on hand or on deposit in banks, readily marketable securities issued by the United States, readily marketable commercial paper rated "A-I" by Standard & Poor's Corporation (or a similar rating by a similar rating organization), certificates of deposit and banker's acceptances, and accounts receivable (net of allowance for doubtful accounts).

Other Covenants:
(Section 4.1)  Borrower shall at all times comply with all of the following additional covenants:

               Banking Relationship. Borrower and its subsidiaries shall at all times maintain their primary banking relationship with Silicon. Neither Borrower nor its subsidiaries shall establish any deposit accounts of any type with any bank or other financial institution other than Silicon without Silicon's prior written consent.

               Financial Statements and Reports. The Borrower shall provide
               Silicon: (a) within 50 days after the end of each quarter, a quarterly financial statement (consisting of a income statement and a balance sheet) prepared by the Borrower in accordance with generally accepted accounting principles; (b) within 20 days after the end of each month, an accounts receivable aging report and an accounts payable aging report, in such form as Silicon shall reasonably specify; (c) within 20 days after the end of each month, a Borrowing Base Certificate in the form attached to this Agreement as Exhibit A, as Silicon may reasonably modify such Certificate from time to time, signed by the Chief Financial Officer of the Borrower; (d) within 50 days after the end of each quarter, a Compliance Certificate in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of the Borrower, setting forth calculations showing compliance (at the end of each such calendar quarter) with the financial covenants set forth on the Schedule, and certifying that throughout such quarter the Borrower was in full compliance with all other terms and conditions of this Agreement and the Schedule, and providing such other information as Silicon shall reasonably request; and (e) within 90 days following the end of the Borrower's fiscal year, complete annual CPA-audited financial statements, such audit being conducted by independent certified public accountants reasonably acceptable to Silicon, together with an unqualified opinion of such accountants. If Borrower has maintained a Quick Ratio of at least 3.00:1.00 throughout any month, the submission of an accounts payable aging report and a Borrowing Base Certificate will not be required for that month.

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Conditions to
Closing: Without in any way limiting the discretionary nature of advances under this Agreement, before requesting any such advance, the Borrower shall satisfy each of the following conditions:

1.  Loan Documents:

               Silicon shall have received this Amended and Restated Schedule, executed by the Borrower, and such other loan documents as Silicon shall require, each duly executed and delivered by the parties thereto.

2.  Documents Relating
to Authority, Etc.:

               Silicon shall have received each of the following in form and substance satisfactory to it:

               (a) Certified Copies of the Articles of Incorporation and Bylaws of the Borrower;

               (b) A Certificate of Good Standing issued by the Secretary of State of the Borrower's state of incorporation and such other states as Silicon may reasonably request with respect to the Borrower;

               (c) A certified copy of a Resolution adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, and any other documents or certificates to be executed by the Borrower in connection with this transaction; and

               (d) Incumbency Certificates describing the office and identifying the specimen signatures of the individuals signing all such loan documents on behalf of the Borrower.

3.  Perfection and
Priority of Security:

               Silicon shall have received evidence satisfactory to it that its security interest in the Collateral has been duly perfected and that such security interest is prior to all other liens, charges, security interests, encumbrances and adverse claims in or to the Collateral other than Permitted Liens, which evidence shall include, without limitation, a certificate from the Oregon Secretary of State showing the due filing and first priority of the UCC Financing Statements to be signed by the Borrower covering the Collateral.

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4. Insurance:

               Silicon shall have received evidence satisfactory to it that all insurance required by this Agreement is in full force and effect, with loss payee designations and additional insured designations as required by this Agreement.

5.  Other Information:

               Silicon shall have received such other statements, opinions, certificates, documents and information with respect to matters contemplated by this Agreement as it may reasonably request, all of which must be acceptable to Silicon.

               Silicon shall have conducted an examination of the Borrower's books, records, ledgers, journals, and registers, as Silicon may deem necessary, and shall be satisfied with the results of such examination in its sole discretion.

     Silicon and the Borrower agree that the terms of this Schedule supplement the Loan and Security Agreement between Silicon and the Borrower and agree to be bound by the terms of this Schedule.

                                    Borrower:

                                    METRO ONE TELECOMMUNICATIONS, INC.


                                    By:    /s/ Timothy A. Timmins
                                           ----------------------------
                                    Title: President & CEO


                                    Silicon: /s/ Stebbins B. Chandor, Jr.
                                            -----------------------------
                                              SVP & CFO

                                    SILICON VALLEY BANK


                                    By:    /s/ Eric Siow
                                           ----------------------------
                                    Title: VP


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